                                                                   EXHIBIT 10.23

November 7, 2001



Primus Knowledge Solutions, KK
Ebisu Prime Sq. Tower
1-1-39 Hiroo, Shibuya-ku
Tokyo, Japan 150



Re:    Addendum One to Amended and Restated Distribution Agreement
       -----------------------------------------------------------
       ("Agreement"), effective March 31, 2000, between Primus Knowledge
       -----------------------------------------------------------------
       Solutions, Inc. ("Primus") and Primus Knowledge Solutions, KK.
       --------------------------------------------------------------
       ("Distributor")
       ---------------


Dear Sasaki-san:

We have recently discussed a number of issues with respect to our Agreement. This Addendum One will clarify and memorialize our agreement on these points. Except as otherwise expressly defined in this Amendment, capitalized terms shall have the meanings ascribed to them in the License Agreement.

Therefore, we hereby agree to amend our Agreement as follows:

1. All references to KBI products are hereby deemed removed from the Agreement and Distributor shall not promote or distribute any KBI products under this Agreement.

2.   Footnote 1 to Table A shall be revised to read,

     Primus(R) eServer is formerly known as SolutionSeries(TM) Server, SolutionBuilder(R) and SolutionExplorer(R). In the event that Primus provides Distributor, any Subdistributor or any End User with Chili!Soft(TM) ASP software, Distributor shall ensure that such Chili!Soft(TM) ASP software is only used in connection with the Primus(R) eServer software and will pay Primus an additional US$1,000 Licensee Fee for each production copy of the Chili!Soft(TM) ASP software distributed to an End User. With respect to any End User who receives such Chili!Soft(TM) ASP software in connection with this Agreement and whose total initial acquisition equals or exceeds twenty-five (25) seats (license type regardless) of Primus eServer and/or Primus eSupport, Primus will waive the US$1,000 licensee fee with respect to one (1) production copy of Chili!Soft(TM) ASP software provided to such End User, providing that the End User is not charged a distribution fee, license fee or the like for the one (1) free production copy of Chili!Soft(TM) ASP software. The foregoing provision of one (1) production copy of Chili!Soft(TM) ASP software shall not apply to any current End Users or any End Users who initially acquire less than 25 seats of Primus eServer and/or Primus eSupport. Primus will notify Distributor of any change in the pricing of ChiliSoft ASP software and such price changes will be effective when the same are effective for Primus with respect to its use of ChiliSoft ASP software.

3. The "Support and Maintenance Fees" for Primus(R) eServer and Primus(R) eSupport set forth in Table B is hereby revised from "50%" to "53%".

4. The reference to "Seagate Crystal Info v.6" in Table A shall be revised to read, "Seagate Crystal Info v.7.0 and v.7.5".

5.   Note 3 to Table A shall be replaced in its entirety with the following:

     End User's rights are limited to "Client licenses" (no OLAP or Report/Query) for use only in conjunction with the Primus software licensed by the End User and subject to the licensing and other restrictions set forth in the Seagate Crystal Info shrink-wrap agreement provided with the Seagate Crystal Info software. In no event shall Distributor or any Sub-Distributor distribute any Seagate Crystal Info software in any form other than the unopened shrink-wrapped packages in which such software is initially shipped.

6. The Price Per Unit of Seagate Crystal Info Set under Table B shall be revised to read, "$1,500 per Seagate Crystal Info Set" and the Support and Maintenance Fees of "18%" shall be replaced by "See Note 4".

7.   Note 3 to Table B shall be replaced in its entirety with the following:

     Seagate Crystal Info Set refers to a set of five (5) licenses of Seagate Crystal Info. V.7.0 or v.7.5 software. Table B notwithstanding, in the event that Distributor enters into a License Agreement with an End User for a total initial acquisition of twenty-five (25) seats (license type regardless) or more of Primus eServer and/or Primus eSupport, Primus will waive the US$1,500 licensee fee with respect to the one (1) Seagate Crystal Info Set provided by Distributor to such End User, providing the End User is not charged a distribution fee, license fee or the like for the free single Seagate Crystal Info Set. The foregoing provision of a free Seagate Crystal Info Set shall not apply to any current End Users or any End Users who initially acquire less than 25 seats of Primus eServer and/or Primus eSupport. Primus will notify Distributor of any change in the pricing of Seagate Crystal software and such price changes will be effective when the same are effective for Primus with respect to its use of Seagate Crystal software.

8.   A new Note 4 to Table B shall be added as follows:

     Primus' support obligations relating to the Seagate Crystal Info v.7.0 and
     v.7.5 shall be limited only to Secondline Support for the standard reports that are provided by Primus as a part of such software and for only as long as Primus is generally making support available for such Seagate version in connection with the English language version of the applicable Primus Product. No upgrades or updates are provided to Seagate Crystal products.

9. Section 1.2 is hereby revised by the addition of the following at the end of the section:

     Any revision to an existing Applicable List Price shall take effect at the end of the calendar quarter following the calendar quarter in which Primus provides notification to Distributor of such revision. Any Applicable List Price added hereunder shall take effect immediately upon notification by Primus.

10. Section 2.2 is hereby revised by the addition of the following new section 2.2.5.:

     2.2.5. Right To Modify Portions of the Software When Installing and Implementing the Software for End User: A non-exclusive, limited, non-transferable license to modify that portion of the Software comprising ASP Code. "ASP Code" shall mean that code identified in the Documentation as "active server pages code" or "ASP code". In addition, Distributor may create enhancements, integrations or new applications utilizing the open API's contained within the Software and may permit Sub-Distributors and End Users to do the same, provided that in each case such enhancements, integrations or new applications may only be distributed and used in connection with use of the Software. Distributor may sublicense to Sub-Distributors and End Users the right to modify only those portions of the Documentation consisting of the training manuals, by modifying Primus' generic content standard and process documents as necessary to meet such End User's internal training needs. Section 2.3.1. notwithstanding, Distributor is not required to obtain Primus' consent to create or to permit Sub-Distributors or End Users to create the modifications, enhancements, integrations or new applications (collectively, "Distributor Modifications") that are expressly permitted in this Section 2.2.5. Distributor assumes full responsibility for any Distributor Modifications to the Software. Distributor hereby releases Primus from all liability and waives all rights, claims and remedies against Primus, for any and all loss and damages of any kind or nature, solely to the extent that they arise out of any such Distributor Modifications and shall defend Primus against any claim by an unaffiliated third party that Distributor has misappropriate a third party's trade secret or the Distributor Modifications infringe the third party's copyright, patent, trademark or other intellectual property right and pay the amount of any final judgment or settlement to which Distributor consents with respect to such claim. Primus shall have no support and maintenance obligations whatsoever with respect to Distributor Modifications.

11. Section 2.2 is hereby revised by the addition of the following new section 2.2.6.:

     2.2.6. Distributor's Obligation to Distribute Current Versions: In the event that Primus furnishes Distributor a new version of any of the Software products for general commercial distribution (as indicated by Primus), including all Updates and changes in performance specifications of the Software, Distributor must commence distributing the most recent version of such Software within 180 days of Distributor's receipt of the new version and thereafter shall not distribute any previous versions of such Software.

12.  Section 4.3 is hereby replaced in its entirety with the following:

     4.3 Secondline Support. For the lesser of the Term or for so long as Primus
         ------------------
     is generally making support available to its end users of the applicable English language version of the Software, Primus shall provide Distributor with Secondline Support for such equivalent version existing in the Japanese language. Primus will provide Distributor with Secondline Support for a minimum of twelve (12) months after the initial release of a new version of a Primus Product for the Territory. Primus shall have no obligation to directly support End Users or Sub-Distributors. Primus shall not be obligated to provide Secondline Support to Distributor in the event that Distributor requests such support with respect to any Sub-Distributor or End User that has a total of less than ten (10) licenses of the Software. In the event that Primus, in its sole discretion, provides support to Distributor with respect to any End User or Sub-Distributor who has less than ten (10) licenses of the Software, Primus may limit such support as Primus, in its sole discretion, deems appropriate. Notwithstanding the foregoing limit on Secondline Support with respect to any End User that has a total of less than ten (10) licenses of the Software, Primus will provide Secondline Support to up to five (5) such small end user accounts, provided Distributor identifies each such account as strategic in that it has opportunity for significant additional licenses of Software (each, a "Strategic Account"). Primus may, in its discretion, cease supporting a Strategic Account if such account has not acquired more than ten (10) licenses in the 12 months following the initial sale by Distributor.

13.  Section 7.1 is hereby replaced in its entirety with the following:

     Distributor shall pay Primus Software license fees and Primus Maintenance fees on Software sub-licensed to End Users and End User Maintenance purchased by End Users in accordance with the payment terms of Section 7.7. Distributor shall pay Primus (i) the Software license fees for such order at the Applicable List Price, less Distributor's Discount in accordance with Table B, (ii) the Support and Maintenance fees for each such order, calculated by the Support and Maintenance fee (percentage) set forth in Table B multiplied by the amount of support and maintenance fees actually invoiced by Primus KK and (iii) all related shipping charges, taxes and duties. License fees payable or owed to Primus by Distributor shall be paid in U.S. Dollars ("Dollars"); provided that the parties may mutually agree otherwise in writing on a case by case basis. Primus Maintenance fees payable or owed to Primus by Distributor shall be paid in Japanese Yen ("Yen"); provided that the parties may mutually agree otherwise in writing on a case by case basis.

14.  Section 7.7 is hereby replaced in its entirety with the following:

     7.7. Payment Terms. Unless another date is specified in this Agreement, all Primus Software license fee and Primus Maintenance fee payments by Distributor to Primus shall be due and payable upon the earlier of (a) the fifteenth (15/th/) day of the month following the month in which Distributor is actually paid and (b) seventy-five (75) days from the date of Primus' invoice. Payment for all other amounts due Primus, if any, shall be due within thirty (30) days of Primus' invoice date, unless otherwise expressly stated herein. Overdue payments shall accrue interest at the lesser of U.S. prime rate on the day of the invoice plus five percent (5%) per annum, or the maximum rate permitted by applicable law. Additionally, with respect to any amounts to be paid to Primus in Yen, if Distributor fails to timely pay an invoice hereunder and if the "Noon Buying Rate" (per the then-current Yen-Dollar rate, as quoted by the Federal Reserve Bank of New York (12 Noon Foreign Exchange Rates) for the Effective Date of the relevant License Agreement (if no rate is published for such day, the next day on which the rate is published) provides for more Dollars than on the date the invoice is actually paid (the "Currency Exchange Shortfall"), Licensee shall pay Primus additional Yen on the actual payment date to make up the Currency Exchange Shortfall.

15.  Section 8.1 is hereby replaced in its entirety with the following:

     8.1  License To Use Trademarks. Primus hereby grants Distributor a non-
          -------------------------
     exclusive license, with right to sub-license to Sub-Distributors and End Users, to use the Trademarks in the Territory during the Term, solely in connection with: (i) the promotion, marketing, licensing, distribution and use of the Software; and (ii) the provision of End User Maintenance and of implementation and training services related to the Software. Primus reserves all other rights to the Trademarks. Distributor shall ensure that all use of the Trademarks by Sub-Distributors and End Users complies with this Section 8.1 and that Sub-Distributors and End Users comply with the obligations of Distributor and the requirements set forth in this Section 8 in general. Distributor shall, on a quarterly basis, provide Primus with a list of all Sub-Distributors and End Users actually using the Trademarks.


16.  No Split on Historical Deals With No New Revenue. Notwithstanding Section
     7.3 of the Agreement or any other provision calling for the payment of a portion of license or support and maintenance fees to Distributor, if (1) Primus provides Primus Products to an End User located within the Exclusive Territory that is a subsidiary or branch office of a Parent Company which is a licensed End User located outside the Exclusive Territory pursuant to a license agreement or arrangement entered into between Primus and such Parent Company before September 30, 2001, including without limitation, Primus' arrangements with Compaq, Hewlett Packard and Oracle Corporation (a "Subsidiary License Transfer") and (2) there is no new or additional license fee paid to Primus at the time of and in connection with such Subsidiary License Transfer, then there shall be no obligation for Primus to pay any amount to Distributor in connection therewith. If there is any new or additional license fee paid to Primus at the time of and in connection with such Subsidiary License Transfer, then Primus will make the payments required under Section 7.3 applicable to such new or additional payments and Primus will provide Distributor with a statement showing the calculation of the payment and the basis thereof. Primus will use its commercially reasonable efforts to direct the applicable subsidiary or division to Distributor to obtain Japanese language support, if requested, in connection with a Subsidiary License Transfer.

17. Under Section 5.4 and Section 10.1 (if Performance Goals are once again to be measured as described therein), the Performance Goals referenced therein shall be equal to 5% of Primus United States Recognized Revenue for each calendar year throughout the Term hereof, even extending beyond the Initial Term. Section 1.38, "Primus Recognized Revenue" is hereby replaced in its entirety to read:

           1.38 "Primus United States Recognized Revenue" means the actual calendar year recognized revenue for Primus derived from Primus Product licenses originated in the United States (i.e., credited to a U.S. based sales person or a U.S. based distributor/reseller), which revenue is accounted for in accordance with United States "Generally Accepted Accounting Principles".


18.  Section 10.1 Term and Automatic Renewal is amended and replaced in its
                  --------------------------
     entirety to read:

     10.1  Term. This Agreement and licenses granted hereunder will commence on
     ----  ----
           the Effective Date and continue in full force and effect perpetually unless earlier terminated by mutual agreement of the parties or pursuant to this Section 10 (the "Term"). Notwithstanding the foregoing sentence, if Distributor has not completed the listing of its common stock on a recognized public stock exchange by December 31, 2004, then Section 10.1 as it exists before this amendment shall replace the foregoing sentence as Section 10.1, except the initial "Term" will expire on March 31, 2006. Primus will provide Seagate Crystal software hereunder only for so long as the terms of its agreement with Seagate permits the same.

     Section 10.1.2 (iv) is hereby deleted.

19. The following sentence of Section 3.1.1 Performance Goals is deleted in its entirety: "Without limiting Primus' other remedies, if Distributor fails to meet any of the Performance Goals, then Primus may, after consultation with Distributor, but in Primus' sole and absolute discretion, change any exclusive appointment or license grant to a non-exclusive appointment or license grant." The foregoing sentence shall, however, become a part of the Agreement (and shall apply with respect to all prior years) without further action of the parties if Distributor has not completed the listing of its common stock on a recognized public stock exchange by December 31, 2004.

20. Section 2.3.4 is hereby amended by adding the following new sentence thereto: Distributor will not enter into any Sub-Distributor arrangement with a term of greater than two (2) years without Primus' prior written approval.

21. Paragraphs 18 and 19 of this Amendment shall not be effective unless Distributor pays all currently outstanding Primus invoices, whether or not currently due by their terms

     (including invoice # INV004458 in the amount of $69,496.59) on or before November 20, 2001.

22.  The following new Section 5.5 shall be added to the Agreement:

     "5.5 Source Code Escrow and Release. In order to ensure that Distributor remains able to enjoy its license rights, and to meet its maintenance obligations, as stated under this Agreement, Primus shall maintain the source code for the Primus Products in escrow. Licensee shall be named as a FlexSAFE beneficiary in accordance with Article 2 of the FLEX-SAFE Escrow Agreement that Primus has entered into with Data Securities International, a copy of which is attached hereto as Schedule 1 (the "Escrow Agreement").
                                           ----------
     Primus shall enroll Licensee as a FlexSAFE beneficiary within thirty (30) business days of the Effective Date. Primus shall deposit all source code for the Primus Products into the escrow account, as called for in the Escrow Agreement. Licensee shall reimburse Primus for fees paid by Primus with respect to Licensee's subscription to the escrow account. Primus will deposit with the escrow agent a full copy of the computer source code for all Primus Products then licensed to Distributor. Such deposit shall be updated by Primus within a reasonable time of each commercially released Update. If any of the following conditions exists uncorrected for more than thirty (30) days: (a) entry of an order for relief against Primus under Title 11 of the United States Code; (b) Primus' making a general assignment for its creditors; or (c) the appointment of a general receiver or trustee in bankruptcy of Primus' business or property; then Primus shall grant Licensee a limited, non-exclusive, non-transferable license to copy and use the source code for the versions of the Primus Products for which it was receiving support immediately prior to such cessation, solely for the purpose of distributing, supporting and maintaining the Primus Products under the terms, conditions and restrictions of this Agreement, including without limitation the payment obligations to Primus hereunder. Licensee shall treat the source code with the same degree of care and security as it treats its own commercially valuable source code, and at least a reasonable standard of care. Any license granted pursuant to this subsection shall terminate and Licensee shall return the source code and all copies thereof to Primus in the event that Primus or another entity resumes the technical support services to which Licensee would have been entitled under this Agreement with respect to the Primus Products. THE SOURCE CODE WILL BE PROVIDED TO DISTRIBUTOR ON AN AS IS BASIS, AND PRIMUS EXPRESSLY DISCLAIMS ALL AND ANY EXPRESS OR IMPLIED WARRANTIES RELATING TO THE SOURCE CODE. If Primus becomes unable or unwilling to perform any of its material obligations to Distributor under this Agreement after the expiration of any applicable cure period, Primus will provide to Distributor the computer source code for all Primus Products then licensed to Distributor under the above stated license and use terms and the terms and conditions of this Agreement (as such breach by Primus will not be a release condition under the above described escrow agreement).

Except as expressly stated above, this letter addendum provides no other consent, express or implied, to materially modify the License Agreement.

Please indicate your agreement to this letter by executing the enclosed duplicate in the space provided below. This Addendum One shall be effective as of August 1, 2001 (the "Effective Date").


Sincerely,                                       Agreed and Accepted:

Primus Knowledge Solutions, Inc.                 Primus Knowledge Solutions, KK

/s/ Michael A. Brochu

                                                 By: /s/ Masahiro Sasaki

Michael A. Brochu                                Name:   Masahiro Sasaki

President and Chief Executive Officer            Its:    CEO and President

                                                 Date:   November 7, 2001